Exhibit 4.1

CNH Industrial N.V.

3.850% Notes due 2027

Officers’ Certificate

November 14, 2017

Pursuant to the Indenture, dated as of August 18, 2016 (the “Indenture”), by and between CNH Industrial N.V. (the “Company”) and U.S. Bank National Association, as Trustee (the “Trustee”), this Officers’ Certificate is being delivered to the Trustee to establish the terms of a series of Securities in accordance with Section 3.01 of the Indenture and to establish the form of the Securities of such series in accordance with Section 2.01 of the Indenture.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

A.	Establishment of series pursuant to Section 3.01 of the Indenture.

There is hereby established, pursuant to Section 3.01 of the Indenture, a series of Securities which shall have the following terms:

(1)	The Securities of this series issued pursuant to this Officers’ Certificate shall bear the title “3.850% Notes due 2027” (the “Notes”).

(2)	The aggregate principal amount of the Notes to be issued pursuant to this Officers’ Certificate shall be limited to $500,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 3.04, 3.05, 3.06, 9.06 or 11.07 of the Indenture and except for any Notes which, pursuant to Section 3.03 of the Indenture, are deemed never to have been authenticated and delivered thereunder). The Company may from time to time, without the consent of any Holder of the Notes, create and issue additional Notes (the “Additional Notes”) having the same terms and conditions as the Notes in all respects, except for the issue date, issue price and, under some circumstances, the first payment of interest thereon. Such Additional Notes, at the Company’s determination and in accordance with the provisions of the Indenture, will be consolidated with and form a single series with the previously outstanding Notes for U.S. federal income tax purposes and for all purposes under the Indenture, including, without limitation, amendments, waivers and redemptions. The aggregate principal amount of the Additional Notes, if any, shall be unlimited.

(3)	Interest will be payable to the Person in whose name a Note is registered at the close of business on the Regular Record Date (as defined below) for the Notes next preceding each Interest Payment Date (as defined below) for the Notes; provided, however, that interest payable on the Stated Maturity of the Notes shall be payable to the Person to whom principal shall be payable.

(4)	The Stated Maturity of the principal of the Notes shall be November 15, 2027.

(5)	The Notes shall bear interest at the rate of 3.850% per annum (computed based upon a 360-day year consisting of twelve 30-day months).

The Notes shall bear interest from and including November 14, 2017, or from and including the most recent Interest Payment Date to which interest on the Notes has been paid or duly provided for, as the case may be, payable semiannually in arrears in cash on May 15 and November 15 of each year, commencing on May 15, 2018, until the principal thereof is paid or made available for payment. Each such May 15 or November 15 shall be an “Interest Payment Date” for the Notes, and each May 1 or November 1 (whether or not a Business Day), as the case may be, next preceding an Interest Payment Date for the Notes shall be the “Regular Record Date” for the interest payable on the Notes on such Interest Payment Date.

(6)	The principal of, any Redemption Price and the interest on the Notes shall be payable at the Corporate Trust Office of the Trustee, at 190 S. LaSalle Street, 10th Floor, MK-IL-SLTR, Chicago, Illinois 60603, Attn: Global Corporate Trust Services – CNH Industrial N.V. Administrator.

(7)

a.	The Notes shall be redeemable, at the Company’s option, in whole at any time or in part from time to time prior to August 15, 2027 (the date that is 90 days prior to maturity of the Notes) (the “Par Call Date”), at a Redemption Price equal to the greater of (i) 101% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal, premium and interest (excluding accrued but unpaid interest to the redemption date) on the Notes to be redeemed to the Par Call Date (as if the Notes matured on the Par Call Date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Applicable Treasury Rate plus 25 basis points, plus in each case unpaid interest, if any, accrued to, but excluding, such redemption date (a “Make-Whole Redemption”).

b.	The Notes shall be redeemable, at the Company’s option, in whole at any time or in part from time to time on or after the Par Call Date at a Redemption Price equal to the principal amount of the Notes to be redeemed, plus in each case unpaid interest, if any, accrued to, but excluding, such redemption date.

“Applicable Treasury Rate” for any Make-Whole Redemption Date, means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the Make-Whole Redemption Date of such Note (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Make-Whole Redemption Date to the Par Call Date (as if the notes matured on the Par Call Date); provided, however, that if the period from the Make-Whole Redemption Date to the Par Call Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Make-Whole Redemption Date to the Par Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company shall determine the Applicable Treasury Rate and the Trustee shall have no responsibility to determine or verify the same.

“Make-Whole Redemption Date” with respect to a Make-Whole Redemption, means the date such Make-Whole Redemption is effected.

In the event that less than all of the Notes are to be redeemed at any time, subject to applicable procedures of the Depositary with respect to Global Securities, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of a principal amount of $1,000 or less shall be redeemed in part.

Notice of a redemption shall be mailed at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address or otherwise delivered to each Holder in accordance with the applicable procedures of the Depositary. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original

Note (or through book-entry transfer for any Global Securities). On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable Redemption Price pursuant to the Indenture.

(8)	Upon the occurrence of a Change of Control Triggering Event, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, thereon to, but excluding, the date of purchase (the “Change of Control Payment”).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Change of Control” means the occurrence of an event described in clause (A) or (B) below after the Issue Date:

(A)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner, directly or indirectly, of more than 50 percent of the Voting Stock of the Company measured by voting power rather than number of shares; or

(B)	the stockholders of the Company approve any plan of liquidation or dissolution of the Company, other than in connection with a merger, consolidation or other form of combination (while the Company is solvent) with another company where such company assumes all obligations of the Company under the Notes and where such merger, consolidation or other combination does not have the effect of or result in an event described in clause (A) above.

“Permitted Holder” means (i) Exor N.V. and any other person under the control of Giovanni Agnelli B.V. and their successors, (ii) each of the owners and beneficial holders of interests in Giovanni Agnelli B.V. (at the Issue Date and each of their spouses, heirs, legatees, descendants and blood relatives to the third degree), or (iii) Giovanni Agnelli B.V. Any person or group whose acquisition of assets or beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the covenant described under this paragraph (8) (or would result in a Change of Control Offer in the absence of the waiver of such requirement by holders) will thereafter constitute an additional Permitted Holder.

“Rating Decline” means the occurrence on any date within the 60-day period following the occurrence of the event specified in clauses (A) or (B) of the definition of a “Change of Control” (which period shall be extended so long as during such period any rating of the Notes is under publicly announced consideration for possible downgrade by a Rating Agency; provided that such extension shall not be for more than 30 days) of: (i) in the event the Notes are rated by any Rating Agency on the Rating Date below Investment Grade, the rating of the Notes by such Rating Agency within such period being at least one rating category below the rating of the Notes by such Rating Agency on the Rating Date, (ii) in the event the Notes are rated by any Rating Agency on the Rating Date as Investment Grade, the rating of the Notes within such period by such Rating Agency being (1) at least two rating categories below the rating of the Notes by such Rating Agency on the Rating Date or (2) below Investment Grade or (iii) the Notes not being rated by any Rating Agency. In determining how many rating categories the rating of the Notes has decreased, gradation will be taken in account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, or from BB to BB-, will constitute a decrease of one rating category).

“Rating Agencies” mean Moody’s Investors Service, Inc., or any successor thereto (“Moody’s”) and S&P Global Ratings, a division of S&P Global, Inc. or any successor thereto (“S&P”); provided that if S&P, Moody’s or any Successor Rating Agency (as defined below) shall cease to be in the business of providing rating services for debt securities generally, the Company shall be entitled to replace any such Rating Agency or Successor Rating Agency, as the case may be, which has ceased to be in the business of providing rating services for debt securities generally with a security rating agency which is in the business of providing rating services for debt securities generally and which is nationally recognized in the United States (such rating agency, a “Successor Rating Agency”).

“Rating Date” means the date which is 60 days prior to the date of the public notice by the Company or another person seeking to effect a Change of Control of an arrangement that, as determined in good faith by the Company, is expected to result in a Change of Control.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by S&P or an equivalent rating by any Successor Rating Agency.

Within 30 days following the date upon which the Change of Control Triggering Event occurs, the Company must send, by first-class mail, or otherwise deliver in accordance with the applicable procedures of the Depositary, a notice to each Holder of the Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed or sent (the “Change of Control Payment Date”). Holders electing to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company will, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

Subject to applicable procedures of the Depositary with respect to global securities, the Paying Agent will as promptly as practicable mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Company and the Trustee will as promptly as practicable execute and authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note in a principal amount equal to any unpurchased portion of the Notes surrendered, if any; provided, however, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to a Change of Control, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the applicable provisions of the Indenture by virtue thereof.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

(9)	So long as any of the Notes remains outstanding, the Company will not create any mortgage, charge, pledge, lien, encumbrance or other security interest (“Lien”) (other than a Permitted Lien) upon its assets to secure any Quoted Indebtedness or any Qualifying Guarantee of such Quoted Indebtedness, unless in any such case the Company grants, for the benefit of holders of the Notes, a security interest in such assets that is equal and ratable to the security interests in favor of the holders of the Quoted Indebtedness (or, in the case of a Lien securing Quoted Indebtedness that is expressly subordinated or junior to the Notes, secured by a Lien that is senior in priority to such Lien).

“Hedging Transaction” means any transaction to hedge interest rate, currency, commodity and/or equity risks and exposures, including a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return option, credit spread transaction, repurchase transaction, reverse repurchase transaction, security lending transaction, buy/sell-back transaction, agreement for the purchase, sale or transfer of any commodity or any other commodity trading transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination of these transactions or any transactions similar to the transactions described above.

“Indebtedness” means any indebtedness (whether principal, premium or interest) for or in respect of (A) any notes, bonds, debenture stock, loan stock or other securities, (B) any Loan Financing, or (C) any liability under or in respect of any banker’s acceptance or banker’s acceptance credit; provided that (x) Intercompany Indebtedness and (y) Indebtedness that qualifies as Non-recourse Securitization Debt shall, in each case, not be deemed to be Indebtedness for purposes of paragraph (9) or any other purpose of this Officers’ Certificate.

“Industrial Subsidiary” means each subsidiary of the Company other than a Financial Services Subsidiary.

“Intercompany Indebtedness” means Indebtedness of (A) the Company to a Subsidiary; (B) a Subsidiary to the Company; or (C) a Subsidiary to any other Subsidiary.

“Loan Financing” means any money borrowed from (A) a bank, financial institution, hedge fund, pension fund, or insurance company or (B) any other entity having as its principal business the lending of money and/or investing in loans, in each case other than public or quasi-public entities or international organizations with a public or quasi- public character.

“Non-recourse Securitization” means any securitization, asset backed financing or transaction having similar effect under which an entity (or entities in related transactions) on commercially reasonable terms:

(A) acquires receivables for principally cash consideration or uses existing receivables; and

(B) issues any notes, bonds, commercial paper, loans or other securities (whether or not listed on a stock exchange) to fund the purchase of or otherwise backed by those receivables and/or any shares or other interests referred to in clause (C)(2) above and the payment obligations in respect of such notes, bonds, commercial paper, loans or other securities:

(1) are secured on those receivables; and

(2) are not guaranteed by the Company or any of its Subsidiaries (other than as a result of any Lien which is granted by the Company or any of its Subsidiaries as permitted by clause (C)(2) above or as to the extent of any Standard Securitization Undertakings).

“Non-recourse Securitization Debt” means any Indebtedness incurred by a Securitization Entity pursuant to a securitization of receivables where the recourse in respect of that Indebtedness to the Company is limited to:

(A)	those receivables and/or related insurance and/or any Standard Securitization Undertakings; and

(B)	if those receivables comprise all or substantially all of the business or assets of such Securitization Entity, the shares or other interests of the Company or any of its Subsidiaries in such Securitization Entity;

provided that any Indebtedness not qualifying as Non-recourse

Securitization Debt solely because the extent of recourse to the Company or any of its Subsidiaries with respect to such Indebtedness is greater than that provided in clauses (A) and (B) above shall only not qualify as Non-recourse Securitization Debt with respect to the extent of such additional recourse.

“Permitted Liens” means:

(A)	Liens existing on the Issue Date; or

(B)	Liens arising by operation of law, by contract having an equivalent effect, from rights of set-off arising in the ordinary course of business between the Company and any of its suppliers or customers, or from rights of set-off or netting arising by operation of law (or by contract having similar effect) by virtue of the provision to the Company of clearing bank facilities or overdraft facilities; or

(C)	any Lien over:

(1) the receivables of a Securitization Entity (and any bank account to which such proceeds are deposited) which are subject to a Non-recourse Securitization as security for Non-recourse Securitization Debt raised by such Securitization Entity in respect of such receivables; and/or

(2) the shares or other interests owned by the Company or any of its Subsidiaries in any Securitization Entity as security for Non-recourse Securitization Debt raised by such Securitization Entity; provided that the receivables or revenues which are the subject of the relevant Non-recourse Securitization comprise all or substantially all of the business of such Securitization Entity; or

(D)	any Liens on assets acquired by the Company or any of its Subsidiaries after the Issue Date; provided that (i) such Lien was existing or agreed to be created at or before the time the relevant asset was acquired by the Company or any of its Subsidiaries, (ii) such Lien was not created in contemplation of such acquisition, and (iii) the principal amount then secured does not exceed the principal amount of the committed financing then secured (whether or not drawn), with respect to such assets at the time the relevant asset was acquired by the Company or any of its Subsidiaries; or

(E)	any Lien created to secure all or any part of the purchase price, or to secure Quoted Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by the Company after the Issue Date; provided that (i) any such Lien shall extend solely to the item or items of property (or improvement thereon) so acquired or constructed and (ii) the principal amount of Quoted Indebtedness secured by any such Lien shall at no time exceed an amount equal to the fair market value of such property (or any improvement thereon) at the time of such acquisition or construction; or

(F)	any Lien securing Quoted Indebtedness incurred to refinance other indebtedness itself secured by a Lien included in clauses (A), (B), (D) or (E) above, but only if the principal amount of the Quoted Indebtedness is not increased and only the same assets are secured as were secured by the prior Lien; or

(G)	any Lien provided in favor of any bank or governmental (central or local), intergovernmental or supranational body, agency, department or other authority securing any Quoted Indebtedness of the Company under a loan scheme operated by (or on behalf of) Banco Nacional de Desenvolvimento Economico e Social, Finame, Banco de Minas Gerais, any agency or instrumentality of the United States, an OECD Country, Argentina, Brazil, China, India, South Africa or any supranational entity (such as the European Bank for Reconstruction and Development or the International Finance Corporation) where the provision of such Lien is required for the relevant loan; or

(H)	(1) any Lien created on the shares of capital stock of any of the Company’s subsidiaries, and (2) any Lien created on the assets of any of the Company’s subsidiaries of the type described in (E) above other than shares of capital stock of any of the Company’s subsidiaries; or

(I)	any Lien in favor of the Company or any of its Subsidiaries; or

(J)	any Lien in favor of the United States of America, any State thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or provisions of any statute; or

(K)	any Lien incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from Federal income taxation pursuant to Section 103(a) of the Internal Revenue Code of 1954, as amended; or

(L)	any Lien securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Indebtedness, if made and continuing in the ordinary course of business; or

(M)	any Lien under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or deposits to secure public or statutory obligations of the Company, or deposits of cash or obligations of the United States of America to secure surety and appeal bonds to which the Company is a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business, or any Lien imposed by law, such as laborers’ or other employees’, carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens and Liens arising out of judgments or awards against the Company with respect to which the Company at the time shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review, or any Lien for taxes not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by the Company, or minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or Liens as to the use of real properties, which Liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in the good faith opinion of the Company, in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of the Company; or

(N)	any Lien relating to collateral provided to any counterparty of the Company in connection with any Hedging Transaction; or

(O)	any extension, renewal, refunding or replacement of the foregoing.

“Qualifying Guarantee” means a direct or indirectly guarantee in respect of any Indebtedness or a direct or indirect indemnity against the consequences of a default in the payment of any Indebtedness, other than, in each case, by endorsement of negotiable instruments, letters of credit or reimbursement agreements in the ordinary course of business.

“Quoted Indebtedness” means any Indebtedness in the form of, or represented by, bonds, notes, debentures, loan stock or other securities and which at the time of issue is, or is of the type ordinarily quoted, listed or dealt in on any stock exchange or over-the-counter market or other securities market (whether or not initially distributed by means of a private placement).

“Securitization Entity” means any special-purpose vehicle created for the sole purpose of carrying out, or otherwise used solely for the purpose of carrying out, a Non-recourse Securitization or any other Industrial Subsidiary which is effecting Non-recourse Securitizations.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any of its Subsidiaries from time to time which are customary in relation to Non-recourse Securitizations, including any performance undertakings with respect to servicing obligations or undertakings with respect to breaches of representations or warranties.

(10)	All payments in respect of the Notes by or on behalf of the Company shall be made without withholding or deduction for or on account of any present or future taxes or duties of whatever nature, including penalties and interest and other similar liabilities related thereto (collectively, “Taxes”) imposed, withheld or levied by or on behalf of the Relevant Tax Jurisdiction, unless such withholding or deduction is required by the law of any Relevant Tax Jurisdiction.

Where the withholding or deduction of Taxes is required by the law of any Relevant Tax Jurisdiction, the Company will, subject to the exceptions and limitations set forth below, pay such additional amounts (“Additional Amounts”) as shall be necessary in order that the net amounts payable by the Company after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) shall equal the respective amounts which would otherwise have been payable in respect of the Notes in the absence of such withholding or deduction. The Company’s obligation to pay Additional Amounts shall not apply:

(A)	to any Taxes that are only payable because a present or former type of connection exists or existed between the holder or beneficial owner of Notes and a Relevant Tax Jurisdiction other than a connection related solely to purchase, ownership or holding of such Notes or the receipt of any payment or the exercise or enforcement of any rights under such Notes or the Indenture;

(B)	to any holder that is not the sole beneficial owner of Notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that the beneficial owner of Notes, a beneficiary or settlor with respect to such fiduciary, or a member of such partnership would not have been entitled to the payment of an Additional Amount had such beneficial owner, beneficiary, settlor or member directly held such Notes;

(C)	to any Taxes giving rise to such Additional Amounts that would not have been imposed or withheld but for the failure of a holder or beneficial owner of Notes to accurately comply with a request, made to such holder or beneficial owner from the Company or any Paying Agent, to provide information concerning the nationality, residence or identity of such holder or beneficial owner of the Notes to satisfy certification, identification or information reporting requirements required or imposed by a statute, treaty, regulation or administrative practice of a Relevant Tax Jurisdiction as a precondition to exemption from, or reduction in, the imposition or withholding of such Taxes, but in each case only to the extent such holder or beneficial owner is legally eligible to provide such information with respect to such requirements;

(D)	to any Taxes that are imposed other than by withholding or deduction by the Company or a Paying Agent from payments under, or with respect to, the Notes;

(E)	to any Notes presented for payment more than 30 days after the day on which the payment becomes due or is duly provided for, whichever occurs later, except to the extent that the holder thereof would have been entitled to Additional Amounts on presenting the same for payment on the last day of such 30-day period assuming that day to have been a Business Day;

(F)	to any Taxes that are imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the day on which the payment becomes due or is duly provided for, whichever occurs later;

(G)	to any estate, inheritance, gift, sales, excise, transfer, wealth, personal property or similar Taxes;

(H)	to any Taxes any Paying Agent (which term may include the Company) must withhold from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent engaged by the Company to make such payment;

(I)	in the case of any combination of the above items.

In addition, any amounts to be paid on the Notes will be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, as of the Issue Date (or any amended or successor version of such Sections of the Code that is substantively comparable and not material more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and no Additional Amounts will be required to be paid on account of any such deduction or withholding.

The Company will make all withholdings and deductions of Taxes required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Company will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Company will furnish to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Company or if, notwithstanding the Company’s efforts to obtain receipts, receipts are not obtained, other evidence of payments (reasonably satisfactory to the Trustee). Upon reasonable request, copies of Tax receipts or other evidence of payments, as the case may be, will be made available by the Trustee to the holders or beneficial owners of the Notes.

Whenever in the Indenture or in this Officers’ Certificate there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes, such mention shall be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The foregoing obligations described in this paragraph (10) will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to the Company is incorporated, organized or otherwise considered to be a resident for Tax purposes and any political subdivision or Tax authority or agency thereof or therein.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this paragraph (10) and paragraph (11), the Company does not have to make any payment with respect to any Taxes imposed by any governmental authority or political subdivision having the power to tax.

“Issue Date” means November 14, 2017, the date of initial issuance of the Notes.

“Relevant Tax Jurisdiction” means The Netherlands, the United Kingdom, any jurisdiction in which the Company is resident for tax purposes, or any jurisdiction in which the Paying Agent is incorporated, organized or otherwise resident for tax purposes and, in each case, any political subdivision or any authority thereof or therein having power to tax (and includes, in the event of a merger or consolidation of the Company, any jurisdiction in which the Company or its successor is then incorporated, organized or otherwise resident for Tax purposes, and any political subdivision or any authority thereof or therein having power to tax).

(11)	If (a) the Company becomes or will become obligated to pay Additional Amounts with respect to any Notes (as described under paragraph (10)) as a result of any change in, or amendment to, the laws, regulations or rulings of a Relevant Tax Jurisdiction, or any change in the application or official interpretation of the laws, regulations or rulings of a Relevant Tax Jurisdiction, which change or amendment becomes effective on or after the Issue Date, and (b) such obligation cannot be avoided by the Company taking reasonable measures available to it, the Company may at its option, upon at least 30 days’ notice to the holders of the Notes (which notice shall be irrevocable), redeem all, but not a portion of, of the Notes at any time at their principal amount together with interest accrued to, but excluding, the date of redemption; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obliged to pay such Additional Amounts were a payment in respect of the Notes then due.

Prior to the publication of any notice of redemption pursuant to this paragraph (11), the Company shall deliver to the Trustee (i) a certificate stating that the requirements referred to in (a) and (b) above are satisfied, and (ii) an opinion of counsel to the Company of recognized standing qualified under the laws of the Relevant Tax Jurisdiction and reasonably satisfactory to the Trustee (such approval not to be unreasonably withheld) to the effect that the Company has or will become obliged to pay such Additional Amounts as a result of such change or amendment.

(12)	The Company may acquire any of the Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture. Such Notes may be held, resold or, at the Company’s option, surrendered to the Trustee for cancellation.

(13)	The Notes may be issued only in fully registered form and the authorized denomination of the Notes shall be $2,000 and any integral multiple of $1,000 in excess thereof.

(14)	The Notes shall be denominated, and payments of the principal of, any Redemption Price and the interest on the Notes shall be made, in United States dollars.

(15)	The Notes shall be subject to Legal Defeasance and Covenant Defeasance as provided in Article 13 of the Indenture.

(16)	The Notes will be represented by one or more global securities (each a “Global Security”) registered in the name of a nominee of the Depositary. The Depository Trust Company will act as the Depositary. Except as provided in Section 3.05 of the Indenture, Notes will not be issuable in definitive form and will not be exchangeable or transferable. So long as the Depositary or its nominee is the registered holder of any Global Security, the Depositary or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by such Global Security for all purposes under the Indenture and the Notes.

(17)	The Trustee is hereby appointed as a Paying Agent and Security Registrar for the Notes.

(18)

“Event of Default” includes, in addition to those provided under Section 5.01 of the Indenture with respect to the Notes, a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any Material Subsidiary (including any Indebtedness of any Material Subsidiary (but not any other Subsidiary) the payment of which is guaranteed by the Company or any other Material Subsidiary), which default (A) is caused by a failure to pay the principal of any such Indebtedness (including, without limitation, a such failure under any called but unpaid guarantee issued or given by the Company or any such Material Subsidiary in respect of any such Indebtedness), whether in the case of a repayment at maturity, a mandatory prepayment or otherwise, in each case after any applicable grace period provided in such Indebtedness or guarantee on the date of such failure (each such failure being a “payment default”), which payment default has not been validly waived in accordance with the terms of such Indebtedness or guarantee and applicable law, or (B) results in the acceleration of such Indebtedness prior to its express maturity, and such acceleration has not been validly waived in accordance with the terms of such Indebtedness and applicable law; and, in each case of (A) or (B), the total principal amount of such Indebtedness unpaid or accelerated exceeds US$300,000,000 (or the equivalent thereof in any other currency or currencies as of such time of determination); provided that, in each case of (A) or (B), it will be deemed not to be an Event of Default if such Indebtedness is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 30 Business Days after such failure to pay or such acceleration.

“Material Subsidiary” means, at any time of determination, (A) any Subsidiary that constitutes a “significant subsidiary” at such time, as defined in Rule 1-02(w) of Regulation S-X under the Securities Act (as in effect on the Issue Date); (B) any Treasury Subsidiary or (C) any Subsidiary under the direct or indirect Control of the Company that directly or indirectly Controls a Subsidiary that meets the requirements of the preceding clauses (A) or (B); provided that if any Subsidiary Controls such a Subsidiary only pursuant to the aggregate ownership test specified in the proviso to clause (1) of the definition of “Control,” “Controls” or “Controlled” below, then, and only then, the Company shall have the right to designate which such Subsidiaries shall be deemed to so Control such a Subsidiary; provided that, in each case, such designated Subsidiaries Control in the aggregate more than 50 percent of the relevant Subsidiary’s Voting Stock. For purposes of this definition of “Material Subsidiary,” (i) the term “Control,” “Controls” or “Controlled” means (1) the direct or indirect ownership (beneficial or otherwise) of more than 50 percent of the Voting Stock of a Person measured by voting power rather than number of shares; provided that to the extent that no single entity directly owns more than 50 percent of the Voting Stock of a Person, entities with aggregate direct or indirect ownership of more than 50 percent of the Voting Stock of a Person will be deemed to Control such Person or (2) the power to appoint or remove all or the majority of the directors or other equivalent officers of a Person and (ii) no Financial Services Subsidiary shall be considered or deemed to be a Material Subsidiary. Notwithstanding the foregoing, a Subsidiary shall be considered or deemed to be a Material Subsidiary only to the extent that such Subsidiary is located or domiciled in an OECD Country.

“Subsidiary” means any of the Company’s direct or indirect subsidiaries consolidated by the Company in accordance with U.S. GAAP.

“CNH Industrial” means the Company and its direct and indirect subsidiaries consolidated by the Company in accordance with U.S. GAAP.

“Treasury Subsidiary” means (A) CNH Industrial Finance Europe S.A. and (B) any other Subsidiary of the Company the primary purpose of which is borrowing funds, issuing securities or incurring Indebtedness. For the avoidance of doubt, “Treasury Subsidiary” does not, and shall not be deemed to, include any Financial Services Subsidiary.

“Financial Services Subsidiary” means a subsidiary of the Company:

(A) which carries on no material business other than the offer and sale of financial services products to customers of CNH Industrial (and other related support activities incidental to the offer and sale of such financial services products including, without limitation, input financing and the purchase and sale of equipment in connection with equipmentalley.com and rental business activities) in any of the following areas:

(1) retail financing for the purchase, contract hire or lease of new or used equipment manufactured by the Company or any of its Subsidiaries or any other manufacturer whose products are from time to time sold through the dealer network of CNH Industrial;

(2) other retail and wholesale financing programs reasonably related thereto, including, without limitation, financing provided to the dealer network of CNH Industrial;

(3) insurance and credit card products and services reasonably related thereto, together with the underwriting, marketing, servicing and other related support activities incidental to the offer and sale of such financial services products; and

(4) licensed financial services activities; or

(B) a holding company of a Financial Services Subsidiary which carries on no material business or activity other than holding shares in that Financial Services Subsidiary and/or activities described in clause (A) above.

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

“Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“OECD Country” means a country that is a member of the Organization for Economic Cooperation and Development or any successor organization (or, to the extent that the Organization for Economic Cooperation and Development or a successor organization no longer exists, at the time the relevant organization ceased to exist).

B.	Establishment of form of Note pursuant to Section 2.01 of the Indenture.

Terms used but not otherwise defined in this Officers’ Certificate shall have the meanings ascribed to them in the Indenture.

It is hereby established pursuant to Section 2.01 of the Indenture that the Global Security representing the Notes shall be substantially in the form attached hereto as Annex A.

C.	Other Matters.

Reference is hereby made to the resolutions of the Board of Directors of the Company, dated as of September 7, 2015 and the resolutions of the pricing committee of the Board of Directors of the Company, dated as of November 9, 2017 (the “Resolutions”), relating to the offering and sale of the Securities; the Resolutions have not been further amended, modified or rescinded and remain in full force and effect; and the Resolutions, together with this Officers’ Certificate, are the only resolutions, approval or other action adopted by the Board of Directors of the Company or by any Authorized Officer as defined in the Resolutions relating to the offering and sale of the Notes.

The undersigned Richard J. Tobin and Massimiliano Chiara, respectively, being Authorized Officers as defined in the Resolutions, each certifies that he has approved the terms of the Notes as set forth in this Officers’ Certificate, all in accordance with the authority of such officer pursuant to the Resolutions. Pursuant to Section 1.02 of the Indenture, the undersigned each certifies that he has read and is familiar with the provisions of the Indenture (including Articles Two and Three of the Indenture relating to the issuance of the Notes thereunder and the definitions in the Indenture relating thereto); that he is generally familiar with the affairs of the Company and its corporate acts and proceedings; that he has reviewed the Resolutions and such other documents as he deems necessary and proper to give the opinion expressed herein; that, in his opinion, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not the covenants and conditions precedent provided in the Indenture relating to the establishment of the Notes and authentication thereof have been complied with; and that he is of the opinion that all conditions precedent and covenants provided for in the Indenture relating to the establishment of the Notes and authentication thereof have been complied with.

[Signature Page Follows]

IN WITNESS WHEREOF, we have executed this Certificate as of the date first written above.

By:	/s/ Richard J. Tobin
Name: Richard J. Tobin
Title: Chief Executive Officer

By:	/s/ Massimiliano Chiara
Name: Massimiliano Chiara
Title: Chief Financial Officer

[Signature Page to Officers Certificate pursuant to Section 3.01 of the Indenture]

Annex A

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO CNH INDUSTRIAL N.V. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. THIS NOTE IS NOT EXCHANGEABLE IN WHOLE OR IN PART FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, AND TRANSFERS OF INTERESTS IN THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 3.05 OF THE INDENTURE.

CUSIP No.: 12594K AB8

ISIN No.: US12594KAB89

CNH INDUSTRIAL N.V.

3.850% NOTE DUE 2027

No. 2027-[●]	$[●]

CNH INDUSTRIAL N.V., a public limited liability company organized and existing under the laws of the Kingdom of the Netherlands (the “Company,” which term includes any successor entity), for value received promises to pay to CEDE & CO. or registered assigns, the principal sum of [●] DOLLARS on November 15, 2027.

Interest Payment Dates: May 15 and November 15, commencing May 15, 2018.

Regular Record Dates: May 1 and November 1.

Reference is made to the further provisions of this Note contained herein and the Indenture (as defined), which will for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

In Witness Whereof, the Company has caused this instrument to be duly executed.

Dated: November 14, 2017

CNH INDUSTRIAL N.V.

By:
Massimiliano Chiara
Chief Financial Officer

Attest:

By:

[Signature Page to Note]

Certificate of Authentication

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

Dated: November 14, 2017

U.S. BANK NATIONAL ASSOCIATION, As Trustee

By:
Authorized Signatory

[Signature Page to Note]

(REVERSE OF SECURITY)

3.850% NOTE DUE 2027

1. Interest. CNH Industrial N.V., a public limited liability company organized and existing under the laws of the Kingdom of the Netherlands (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. Interest on the Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from November 14, 2018. The Company will pay interest semi-annually in arrears on each Interest Payment Date, commencing May 15, 2018. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest on overdue principal and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful from time to time on demand at the rate borne by the Notes.

2. Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the May 1 or November 1 immediately preceding the Interest Payment Date (whether or not such day is a Business Day) even if the Notes are cancelled on registration of transfer or registration of exchange after such Regular Record Date. Holders must surrender Notes to a Paying Agent to collect principal payments. Payments of principal and premium, if any, will be made (on presentation of such Notes if in certificated form) in money of the United States that at the time of payment is legal tender for payment of public and private debts; provided, however, that the Company may pay principal, premium, if any, and interest by check payable in such money. The Company may deliver any such interest payment to the Paying Agent or to a Holder at the Holder’s registered address.

3. Paying Agent and Security Registrar. Initially, U.S. Bank National Association, a national banking association (the “Trustee”), will act as Paying Agent and Security Registrar. The Company may change any Paying Agent, Security Registrar or co-Security Registrar without notice to the Holders.

4. Indenture. The Company issued this Note under an Indenture, dated as of August 18, 2016 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument and which shall include the terms of the Notes established by the Officers’ Certificate, dated November 14, 2017 (the “Officers’ Certificate”), pursuant to such instrument), by and between the Company and the Trustee. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of them. The Notes are general unsecured obligations of the Company. In the event of any inconsistency between this Note and the terms of the Indenture, the terms of the Indenture shall govern.

5. Redemption. The Notes shall be redeemable, at the Company’s option, in whole at any time or in part from time to time, at a Redemption Price equal to the greater of (i) 101% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal, premium and interest (excluding accrued but unpaid interest to the Make-Whole Redemption Date) on the Notes to be redeemed to the maturity date thereof, discounted to the Make-Whole Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Applicable Treasury Rate plus 25 basis points, plus in each case unpaid interest, if any, accrued to, but excluding, such Make-Whole Redemption Date.

6. Notice of Redemption. Notice of a Make-Whole Redemption under paragraph 5 of this Note will be mailed at least 30 days but not more than 60 days before the Make-Whole Redemption Date to each Holder to be redeemed at such Holder’s registered address or otherwise delivered in accordance with the applicable procedures of the Depository Trust Company.

Except as set forth in the Indenture, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Make-Whole Redemption Date, then, unless the Company defaults in the payment of such Redemption Price plus accrued interest, if any, the Notes called for redemption will cease to bear interest from and after such Make-Whole Redemption Date and the only right of the Holders of such Notes will be to receive payment of the Redemption Price plus accrued interest, if any.

7. Offers to Purchase. The Indenture provides that upon the occurrence of a Change of Control Triggering Event, and subject to further limitations contained therein, the Company will make an offer to purchase the Notes in accordance with the procedures set forth in the Indenture.

8. Denominations; Transfer; Exchange. The Notes are in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder shall register the transfer or exchange of Notes in accordance with the Indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Security Registrar need not register the transfer of or exchange of any Notes or portions thereof selected for redemption.

9. Persons Deemed Owners. The registered holder of a Note shall be treated as the owner of it for all purposes.

10. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company on Company Request. After that, Holders entitled to money must look to the Company for payment as unsecured general creditors.

11. Legal Defeasance and Covenant Defeasance. The Indenture contains provisions for defeasance at any time of the entire indebtedness of the Notes or certain restrictive covenants with respect to the Notes and Events of Default with respect to the Notes, in each case upon compliance with certain conditions set forth in the Indenture.

12. Amendments, Supplements, and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Notes at that time. The Indenture also contains provisions, with certain exceptions as therein provided, (i) permitting the Holders of not less than a majority in principal amount of the Outstanding Notes, on behalf of all Holders of the Notes, to waive compliance by the Company with certain provisions of the Indenture with respect to the Notes and (ii) permitting the Holders of a majority in principal amount of the Outstanding Notes, on behalf of all Holders of the Notes, to waive certain past defaults in respect of the Notes under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

13. Restrictive Covenants. The Indenture imposes certain limitations on, among other things, the Company’s ability to create any Lien (other than a Permitted Lien) upon its assets to secure any Quoted Indebtedness or any Qualifying Guarantee of such Quoted Indebtedness and to consolidate, merge, convey, transfer or lease all or substantially all of its properties and assets. Such limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.

14. Additional Amounts and Redemption Upon a Tax Event. Where the withholding or deduction of Taxes is required by the law of any Relevant Tax Jurisdiction, the Company will, subject to the exceptions and limitations set forth in the Officers’ Certificate, pay Additional Amounts as shall be necessary in order that the net amounts payable by the Company after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) shall equal the respective amounts which would otherwise have been payable in respect of the Notes in the absence of such withholding or deduction.

If (a) the Company becomes or will become obligated to pay Additional Amounts with respect to any Notes as a result of any change in, or amendment to, the laws, regulations or rulings of a Relevant Tax Jurisdiction, or any change in the application or official interpretation of the laws, regulations or rulings of a Relevant Tax Jurisdiction, which change or amendment becomes effective on or after the Issue Date, and (b) such obligation cannot be avoided by the Company taking reasonable measures available to it, the Company may at its option, upon at least 30 days’ notice to the Holders of the Notes (which notice shall be irrevocable), redeem all, but not a portion of, of the Notes at any time at their principal amount together with interest accrued to, but excluding, the date of redemption; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obliged to pay such Additional Amounts were a payment in respect of the Notes then due.

15. Successor Entity. When a successor entity assumes, in accordance with the Indenture, all the obligations in respect of the Notes of its predecessor under the Notes and the Indenture, and immediately before and thereafter no Default with respect to the Notes or Event of Default with respect to the Notes exists and certain other conditions are satisfied, the predecessor entity will be released from those obligations.

16. Defaults and Remedies. Events of Default are set forth in the Indenture (including the Officers’ Certificate). If an Event of Default (other than an Event of Default specified in Section 5.01(5) or (6) of the Indenture) shall occur and be continuing with respect to the Notes, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may declare the principal of, premium, if any, and accrued interest on all of the Outstanding Notes (or, if any Notes are Original Issue Discount Securities, such portion of the principal amount of such Notes as may be specified by the terms thereof) to be due and payable by notice in writing to the Company and (if given by the Holders) the Trustee specifying the respective Events of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable; provided, however, that after such acceleration but before a judgment or decree based on such acceleration is obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes may rescind and annul such acceleration if, among other things, all existing Events of Default with respect to the Notes, other than the nonpayment of principal or interest that has become due solely because of the acceleration, have been cured or waived. No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto. In case an Event of Default specified in Section 5.01(5) or (6) of the Indenture occurs with respect to the Notes and is continuing with respect to the Notes, such principal amount, together with premium, if any, and interest with respect to all of the Notes, shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders.

17. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to Sections 6.08 and 6.13 of the Indenture, may otherwise deal with the Company with the same rights it would have if it were not Trustee.

18. No Recourse Against Others. As more fully described in the Indenture, no director, officer, employee, stockholder or incorporator, as such, of the Company shall have any liability for any obligation of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

19. Authentication. This Note shall not be valid until the Trustee or Authenticating Agent manually signs the certificate of authentication on this Note.

20. Governing Law; Waiver of Jury Trial. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR ANY SUCCESSOR STATUTE). EACH OF THE PARTIES TO THE INDENTURE HAS AGREED TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE

FEDERAL COURTS OF THE UNITED STATES OF AMERICA AND THE COURTS OF THE STATE OF NEW YORK, IN EACH CASE LOCATED IN THE CITY OF NEW YORK, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF, RELATING TO OR BASED ON THE INDENTURE, THIS NOTE OR ANY TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. THE COMPANY AND THE TRUSTEE, AND EACH HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF, RELATING TO OR BASED ON THE INDENTURE, THIS NOTE OR ANY TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

21. Abbreviations and Defined Terms. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

22. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

23. Indenture. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to: CNH Industrial N.V., c/o CNH Industrial America LLC, 6900 Veterans Blvd., Burr Ridge, IL 60527, Attention: Chief Compliance Officer and Corporate Secretary.

ASSIGNMENT FORM

If you the Holder want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to:

(Print or type name, address and zip code and

social security or tax ID number of assignee)

and irrevocably appoint                                                                                                                                                , agent to transfer this Note on the books of CNH Industrial N.V. The agent may substitute another to act for him.

Date:	Signed:
(Sign exactly as your name appears on the other side of this Note)

Medallion Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[OPTION OF HOLDER TO ELECT PURCHASE]

If you want to elect to have this Note purchased by CNH Industrial N.V. pursuant to paragraph (7) of the Officers’ Certificate, check the following box:

Paragraph (7) of the Officers’ Certificate ☐

If you want to elect to have only part of this Note purchased by CNH Industrial N.V. pursuant to paragraph (7) of the Officers’ Certificate, state the amount you elect to have purchased:

$

Date:
NOTICE: The signature on this assignment must correspond with the name as it appears upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever and be guaranteed by the endorser’s bank or broker.

Medallion Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The initial principal amount of this Global Security is $[●]. The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Global Security custodian